CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.626 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated April 29, 2026 on the financial statements and financial highlights of the Beacon Tactical Risk ETF and Beacon Unified Catalyst ETF (formerly, Beacon Selective Risk ETF), each a series of Northern Lights Fund Trust II, appearing in Form N-CSR for the year ended February 28, 2026, which are also incorporated by reference into the Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 29, 2026